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                                                                      EXHIBIT 12

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
               COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)
                                   (UNAUDITED)


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                                                                                                                     NINE MONTHS
                                                                                                                        ENDED
                                                                                                                    SEPTEMBER 30,
                                                                                                                  -----------------
                                                                                                                    2005     2004
                                                                                                                  -------   -------
Net income....................................................................................................    $    50   $    34
Add:
  Interest expense............................................................................................         97       104
  Amortization of capitalized interest........................................................................          2         1
  Portion of rentals representative of the interest factor....................................................          9         8
  Income tax expense and other taxes on income................................................................         29        11
  Minority interest...........................................................................................          1         4
  Undistributed (earnings) losses of affiliated companies in which less than a 50% voting interest is owned...         (1)       --
                                                                                                                  --------  -------
   Earnings as defined........................................................................................    $   187   $   162
                                                                                                                  =======   =======
Interest expense..............................................................................................    $    97   $   104
Interest capitalized..........................................................................................          2         1
Portion of rentals representative of the interest factor......................................................          9         8
                                                                                                                  -------   -------
   Fixed charges as defined...................................................................................    $   108   $   113
                                                                                                                  =======   =======
Ratio of earnings to fixed charges............................................................................       1.73      1.43
                                                                                                                  =======   =======
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